UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2020 (November 8, 2020)

V.F. Corporation

(Exact name of registrant as specified in charter)

Pennsylvania	1-5256	23-1180120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1551 Wewatta Street

Denver, Colorado 80202

(Address of principal executive offices)

(720) 778-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, without par value, stated capital $.25 per share	VFC	New York Stock Exchange
0.625% Senior Notes due 2023	VFC23	New York Stock Exchange
0.250% Senior Notes due 2028	VFC28	New York Stock Exchange
0.625% Senior Notes due 2032	VFC32	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On November 8, 2020, V.F. Corporation (“VF”), New Ross Acquisition Corp., a wholly owned subsidiary of VF (“Merger Sub”), Supreme Holdings, Inc. (“Supreme”) and TC Group VI, L.P. a Delaware limited partnership, solely in its capacity as the initial Holder Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Supreme (the “Merger”), with Supreme continuing as the surviving corporation and a wholly owned subsidiary of VF.

Concurrently with the execution of the Merger Agreement, and as an inducement for VF and Merger Sub to enter into the Merger Agreement, James Jebbia, Nina Jebbia 2015 Trust, Miles Jebbia 2015 Trust, James Jebbia 2015 GRAT, Goode Partners Consumer Fund II, L.P., Goode Supreme Holdings Co-Invest LLC, 522 Fifth Avenue Fund, L.P. and Carlyle (collectively, the “Supporting Stockholders”), who collectively control approximately 100% of Supreme’s combined voting power, and certain executives (“Supporting Executives”) entered into Support Agreements (the “Support Agreements”) with VF. The Support Agreements provide that, so long as each such Support Agreement has not previously been terminated in accordance with its terms, the Supporting Stockholders and Supporting Executives will deliver a written consent adopting the Merger Agreement on November 8, 2020.

The consummation of the transactions contemplated by the Merger Agreement is subject to certain specified closing conditions, including the adoption of the Merger Agreement by Supreme’s stockholders, the receipt of certain regulatory approvals and other customary closing conditions, including, subject to certain materiality exceptions, the accuracy of each party’s representations and warranties and each party’s compliance with its obligations and covenants under the Merger Agreement. Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the Merger Agreement, the transaction is expected to close late in calendar year 2020.

Upon the terms and subject to the conditions set forth in the Merger Agreement, VF has agreed to pay an aggregate base purchase price of $2.1 billion (the “Base Purchase Price”) and, subject to satisfaction of certain post-closing milestones, an additional payment of up to $300 million. The Base Purchase Price is subject to customary adjustments for cash, indebtedness, working capital and transaction expenses as more fully set forth in the Merger Agreement.

The Merger Agreement contains representations, warranties, and covenants of the parties customary for transactions of this type. Prior to the consummation of the transactions contemplated by the Merger Agreement, Supreme has agreed, subject to certain exceptions, to conduct its business in the ordinary course.

The Merger Agreement contains certain termination rights for Buyer and Supreme, in certain circumstances, including: (a) by mutual written agreement of the parties; (b) by either party if the transaction is not consummated on or before February 26, 2021, provided that at such time the party seeking to terminate is not in material breach of its obligations under the Merger Agreement; (c) by either party if the transaction would violate any non-appealable final order, decree or judgment of any governmental authority or any applicable law or (d) by either party for certain breaches of the Merger Agreement that are not cured.

The foregoing description of the Merger and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01. Regulation FD Disclosure

On November 9, 2020, VF issued a press release announcing the execution of the Merger Agreement. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger dated as of November 8, 2020 among V.F. Corporation, New Ross Acquisition Corp., Supreme Holdings, Inc. and TC Group VI, L.P.
99.1	Press Release issued by V.F. Corporation, dated November 9, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. VF hereby agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION

Date:	November 9, 2020	By:	/s/ Laura C. Meagher
			Name:	Laura C. Meagher
			Title:	Executive Vice President – General Counsel and Secretary